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                                                              EXHIBIT 99



                       Report of Independent Accountants
                       ---------------------------------



To the Board of Directors and Shareholder of South Carolina National Corporation



In our opinion, the consolidated statements of income, of cash flows and of changes in shareholder's equity of South Carolina National Corporation and Subsidiaries (not separately presented herein - a wholly-owned subsidiary of Wachovia Corporation) present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 1991, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Notes 1 and 2, as a result of the merger with Wachovia Corporation, the Corporation changed its loan, litigation and real estate valuation policies and practices so as to be applied consistently with those of Wachovia Corporation.




/s/ Price Waterhouse

Columbia, South Carolina
January 15, 1992